Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-134263, 333-121078, 333-119027, 333-123854 and 333-121168 on Form S-3 and Nos. 333-109531, 333-134178 and 333-144855 on Form S-8 of our reports dated March 17, 2008, relating to the financial statements of Acusphere, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding Acusphere, Inc. and subsidiaries ability to continue as a going concern and relating to the adoption of Statement of Financial Accounting Standards No.123R, Share-Based Payment), and the effectiveness of Acusphere, Inc. and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K of Acusphere, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 17, 2008